Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 7, 2018

Relating to Preliminary Prospectus dated May 29, 2018

Registration Statement File No. 333-224801

provention bio

intercepting and preventing disease …

IPO Roadshow

Forward Looking Statements

This presentation contains certain forward-looking statements, including those relating to the Company's product development, clinical studies, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. The Company has made every reasonable effort to ensure the information and assumptions on which these statements are based are current, reasonable and complete. However, a variety of factors, many of which are beyond the Company's control, may affect the Company's operations, performance, business strategy and results and there can be no assurances that the Company's actual results will not differ materially from those indicated herein. These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential," "predict," "project," "should," "would" and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements, expressed or implied, and investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this presentation.

The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates but that registration statement has not yet become effective. The securities so offered may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Before you invest, you should read the prospectus in the Company's registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in this offering will arrange to provide the prospectus, without charge, if requested by contacting MDB Capital Group LLC, Attn: Prospectus Department, 2425 Cedar Springs Road Dallas, Texas 75201, or by calling collect at 1-310-526-5007.

Our Vision

Why what we do matters…

A world without chronic immune disease

We aim to interrupt, slow, reverse the progression, or prevent the onset of immune-mediated diseases such as type 1 diabetes, Crohn's disease, ulcerative colitis, and lupus

Thereby reducing the morbidity, mortality, patient suffering and escalating costs of chronic disease

Leadership Team

Passion, courage, experience and expertise . . .



Ashleigh Palmer
Cofounder and CEO

- Accomplished public/private biopharma and startup CEO
- Founding CEO of Ikaria; spun out to develop and commercialize orphan drug INOmax®; Ikaria acquired by Mallinckrodt for $2.3 billion in 2015
- Cofounder of Celimmune (funded/acquired by Amgen to develop AMG714)



Francisco Leon, MD, PhD
Cofounder and CSO

- MD, PhD immunologist; leading expert in the design and execution of rapid "go/no-go" clinical trials
- Former VP Translational Medicine at Janssen (immunology, disease interception, celiac, RA, psoriasis, IBD, etc.)
- Cofounder of Celimmune (funded/acquired by Amgen to develop AMG714)



Eleanor "Leni" Ramos, MD
CMO/COO

- 20 years' biopharma experience
- Former CMO of Global Blood Therapeutics (Nasdaq: GBT), Theraclone Sciences, and ZymoGenetics
- Significant clinical expertise in autoimmunity, inflammation, and the treatment of acute, chronic viral infections



Andrew Drechsler
CFO

- 20 years of financial and life science industry experience
- Prior CFO roles:
  - Insmed (Nasdaq: INSM) raised $400M equity offerings
  - VaxInnate (private) obtained $200M BARDA award
  - Valera Pharmaceuticals IPO and sale to Indevus/Endo

Culture and Values

Our philosophy and beliefs – who we are and how we do it . . .

Disruptive	Expertise and Experience	Optionality	Lean & Virtual
• Challenge the status quo • Catalyze positive change • Sense of purpose and adventure	• Courageous • Humble yet confident under extreme conditions • Loyal, farsighted and partial to long-term relationships • Dynamic/mobile leadership model	• High tolerance to ambiguity • Push the envelop • Take calculated risks	• Nimble, agile, adaptable and accommodating • Customized/ differentiated solutions • Leverage the strength of others

Our Unique Value Proposition

Why we are pioneers and what we do differently…

We focus on intercepting and preventing immune disease, before it's too late…

- We seek technologies or targets designed to predict, preempt or intervene before immune disease begins, re-appears or progresses
- We are creating a new biopharmaceutical category for autoimmunity

We screen and source opportunities that …

- Target the interception or prevention of immune-mediated disease
- Have been underdeveloped or mis-targeted by others
- Are based on human clinical data

We leverage our distinctive competence in…

- Customized strategic relationships
- Rapid go/no-go clinical trial design
- Virtual team philosophy
- High-performance subcontracting infrastructure

Prevention and Interception

We aim to attack immune disease earlier to try to interrupt, slow, reverse, or prevent onset …


Infection/Trigger
Inflammation
Predisposition Susceptibility
Autoimmune Phenomena
Early Onset
Full Blown Chronic Disease
Prevention
Interception
Treatment
Healthy individual (genetic risk)
Autoantibodies,
Biomarkers
Evident tissue damage
Early symptoms
Advanced-stage tissue damage and symptoms
Provention's Target Interception/Prevention Paradigm
Conventional Biopharma Approach

Development Pipeline

We have licensed five programs from industry leaders/pioneers

Asset	Indication	Pre-Clinical	Phase 1	Phase 2	Phase 3	Milestones	Licensor
PRV-031 teplizumab (anti-CD3 mAb)	Interception of Type 1 Diabetes (T1D)					Commence Phase 3 trial H2, 2019	MacroGenics
PRV-6527 small molecule (CSF-1R inhibitor)	Prevention of relapse in Crohn's disease					Commenced Phase 2a trial Q1, 2018 Top line results expected H2, 2019	janssen PHARMACEUTICAL COMPANIES of Johnson&Johnson
PRV-300 Monoclonal antibody (Anti-TLR3)	Interception of ulcerative colitis					Commenced Phase 1b trial Q1, 2018 Top line results expected H2, 2019	janssen PHARMACEUTICAL COMPANIES of Johnson&Johnson
PRV-3279 (humanized CD32B and CD79B)	Interception of lupus/autoimmune diseases					Commence Phase 1b/2a trial H2, 2019	MacroGenics
PRV-101 Multivalent vaccine (CVB vaccine)	Prevention of T1D					File IND 2019 First in human study 2020	VACTECH INNOVATIONS FOR HEALTH
	Prevention of Coxsackie virus acute infection						

Prevention and Interception of Type 1 Diabetes

Our goal is to significantly change the landscape of one of the world's most challenging and debilitating chronic diseases

Infection/Trigger

Pancreatic Inflammation

Conventional Biopharma

Predisposition Susceptibility → **Autoimmune Phenomena** → **Early Onset** → **Full Blown Chronic Disease**

Prevention

- HLA-susceptibility
- First-degree relative with T1D

- Anti-insulin antibodies
- Anti-pancreas antibodies

PRV-101

Interception

- Beta cell destruction
- Reduced insulin production
- Glucose intolerance

PRV-031

- Complications of T1D:
  - Neurology
  - Kidney
  - Cardiovascular
  - Sight

Patients currently use blood sugar monitoring and insulin injections or pumps FOR LIFE

PRV-101: CVB Vaccine to Prevent T1D

We are developing a vaccine for CVB to prevent acute infection and ultimately T1D

PRV-101

- Polyvalent coxsackievirus B (CVB) vaccine licensed from Vactech
- Potential vaccine for acute coxsackie infection and for the prevention of up to 50% of worldwide type 1 diabetes (T1D) cases

CVB

- CVB is an enterovirus; among most common human pathogens
- CVB infects and damages insulin producing cells in the pancreas triggering immune response; also found in the gut of children with T1D and celiac disease

DIPP Study

- Global longitudinal study of more than 200,000 children; 17,000 followed for 15+years
- Identified CVB infection as a likely trigger for T1D onset
- Demonstrated 50% reduction in the onset of T1D autoimmune process in offspring of mothers with protective antibodies against CVB

CVB vaccine has the potential to prevent acute infection and prevent ~50% of T1D

PRV-101: Value Proposition

Coxsackie virus B vaccine for the prevention of acute coxsackie virus B and potential reduction in the onset of type one diabetes

ESTIMATED INVESTMENT

- Total of ~$18 million to complete development, manufacture clinical supply and generate Phase 1 data

EXPECTED TIMING

- File IND 2019
- Commence Phase 1 in H1 2020
- Interim data (safety and immunogenicity) by the end of 2020

KEY ASSUMPTIONS:

- Enteroviral vaccines typically display both tolerability and immunogenicity in Phase 1
- Target market is well known pediatric vaccine regimen
- Market expansion into higher risk patients for T1D (relatives of T1D patients)
- Expect pharma interest from vaccine companies
- Precedents: polio (enterovirus vaccine); rotavirus; human papillomavirus (HPV)

PRV-031 (teplizumab) to Intercept T1D

We are developing a treatment to preserve the insulin-producing beta cells

PRV-031	T1D	CD3
• Provention's most advanced product candidate; Phase 3 • CD3 monoclonal antibody (mAb) acquired from MacroGenics • Subject of multiple clinical studies; ~823 patients dosed with PRV-031	• Chronic disease caused by immune destruction of insulin-producing beta cells in pancreas • No cure; lifetime of insulin injections and devastating morbidity	• T1D caused by self-reactive T cells attacking insulin-producing beta cells • PRV-031 binds to CD3, inhibiting self-reactive T cells without affecting regulatory T cells

PRV-031 is a Phase 3 product candidate

PRV-031: Phase 3 Study for Treatment of T1D

PROTECT study (PROvention T1D trial Evaluating C-peptide with Teplizumab)

- Phase 3, randomized, double-blind, placebo-controlled study
- Population: 6-17 year old pediatric patients
    - New onset T1D (within 10 weeks of diagnosis)
    - Baseline C-peptide >0.4 nmol/L and HbA1c <10%)
- ~300-350 subjects treated with two (12-14 day) cycles IV, 6 months apart


PRV-031
PRV-031
0 mos
6 mos
12 mos
24 mos
2:1
Randomization
Interim analysis (12 mos)
Blinded evaluation
C-peptide change
Endpoints (24 mos)
Primary: C-peptide change
Secondary
Insulin use
HbA1c
Hypoglycemic episodes
Safety

PROTECT study expected to commence H2 2019

PRV-031: Value Proposition

A potential treatment to preserve the insulin-producing islet cells in T1D patients

ESTIMATED INVESTMENT

- Total of ~$60 million to complete Phase 3, finalize manufacturing (CMC) & submit for approval in the US (BLA) and EU (MAA)

EXPECTED TIMING

- Start Phase 3 in 2019…
- Complete enrollment in 2021…

KEY ASSUMPTIONS:

- Prior trials showed good p-value of C-peptide endpoint
- Pricing potential of $40k-$50k per patient which we estimate could generate peak sales of $700 million (primarily US and EU)
- Expect pharma interest from endocrinology, diabetes, orphan, or specialty companies
- Orphan disease designation provides market exclusivity, regulatory support and could generate a Pediatric Review Voucher (monetize)
- Support from Juvenile Diabetes Research Foundation (JDRF); potential first new drug in T1D since recombinant insulin
- Pipeline in a product: combination therapy to enhance efficacy in T1D and potential indication expansion into severe immune diseases: MS, RA, Lupus

Interception of IBD (Crohn's and Ulcerative Colitis)

We are targeting IBD before it becomes a chronic disease

Unknown infection, alteration in microbiome

Inflammation (myeloid antigen-presenting cells in Crohn's and TLR3 in UC)

Conventional Biopharma

Predisposition Susceptibility → **Autoimmune Phenomena** → **Early Onset** → **Full Blown Chronic Disease**

Interception

Predisposition Susceptibility
- HLA-susceptibility
- First-degree relative with IBD

Autoimmune Phenomena
- Anti-microbiome antibodies
- Anti-gut tissue antibodies

Early Onset
- Endoscopy, biopsy evidence tissue damage
- GI symptoms

Full Blown Chronic Disease
- Complications (perforation, stricture, malnutrition, cancer risk, need for surgery)

Anti-TNFs, steroids, immune-suppressants

PRV-6527 and PRV-300

Inflammatory Bowel Disease (IBD)

There is no known cure for Crohn's disease or Ulcerative Colitis

An autoimmune disease with two main conditions

- Crohn's disease (CD)
- Ulcerative colitis (UC)

Disease with high unmet need

- Non-responders after one year of treatment
  - Crohn's up to 75%
  - UC up to 40%
- Market size $9.3 billion by 2019
- Revenue dominated by biologics

Current treatment focused on end mediators, not source of inflammation



IBD Patient Pool Dynamics (G7 data)
Ulcerative Colitis
1.26 million diagnosed patients[1]
76k patients on biologic therapy[1]
Crohn's Disease
1.03 million diagnosed patients[2]
242k patients on biologic therapy[2]
Patients currently on:[3]
65% 1st Biologic 70%
28% 2nd Biologic 23%
7% 3rd Biologic 7%

Provention assets designed to INTERCEPT the inflammatory cycle in its formative stages

PRV-6527: Oral CSF-1R Inhibitor for Crohn's Disease

Intercepting the source of the inflammatory cycle

PRV-6527

- Highly potent and selective small-molecule oral inhibitor of CSF-1R
- Licensed from Janssen Pharmaceuticals
- Has undergone clinical testing in 178 subjects to date; well-tolerated to date

Crohn's Disease

- Chronic IBD characterized by inflammation of the gastrointestinal tract
- More commonly found towards the end of the small intestine

CSF-1R

- Inhibition of CSF-1R offers the potential to "intercept" the transformation of these inflammatory cells

Significant association of CSF-1 gene signature in patients with Crohn's disease

PRV-6527: Clinical Study in Crohn's Disease

PRINCE study (**P**rovention **IN**vestigation in **C**rohn's Diseas**E**)

- Phase 2a, randomized, double-blind, placebo-controlled study
- Population: moderate to severe Crohn's disease; two groups:
  - Biologic therapy naïve
  - Biologic therapy experienced
- ~80 subjects treated for 12 weeks

Screening → **PRV-6527 or placebo for 12 weeks** → **Follow-up**

Randomization
(week 0)

Endpoints (week 12)
- Primary: CDAI- clinical improvement
- Secondary
  - Endoscopy- mucosal healing
  - Histology- tissue improvement
  - Biomarkers including gene signature

Final safety visit
(week 16)

PRINCE study initiated in Q1 2018; expect top line data H2 2019

PRV-6527: Value Proposition

Oral drug for the interception of moderate to severe Crohn's disease

ESTIMATED INVESTMENT

- Total of ~$18 million to generate Phase 2a data

EXPECTED TIMING

- Started enrollment Q1 2018
- Complete enrollment 2019
- Top line data H2 2019

KEY ASSUMPTIONS:

- Market > $3 billion/year (estimated to be $4 billion by 2022); an effective oral therapeutic would be a blockbuster
- Deal economics: no monies up-front; Janssen can reacquire rights for $50 million payment plus single digit royalty on future sales in all indications
- Expect pharma interest in a Phase 3 ready asset from companies with products that treat Crohn's disease (potential to add oral treatment)

PRV-300: Anti-TLR3 mAb for Ulcerative Colitis

Intercepting the source of the inflammatory cycle

PRV-300

- First-in-class, fully human, IgG4κ mAb
  - Binds to the extracellular domain of TLR3 with high specificity and affinity
- Licensed from Janssen Pharmaceuticals
- Has undergone clinical testing in 155 subjects across three Phase 1 studies; well-tolerated to date

Ulcerative Colitis

- Most common form of IBD; often leads to surgical removal of colon
- Substantial unmet medical needs and suffering remain despite current anti-inflammatory and immune suppressive therapeutics

TLR3

- Blockade of TLR3 by PRV-300 may intercept the upstream pathophysiology of UC

Intercepting the progression of UC before it becomes a chronic, life-altering condition

PRV-300: Clinical Study in Ulcerative Colitis

PULSE study (**P**rovention **UL**cerative Colitis **S**afety/PK/PD **E**valuation)

- Phase 1b, randomized, double-blind, placebo-controlled study
- Population: moderate to severe ulcerative colitis; two groups:
  - Biologic naïve
  - Biologic experienced
- ~36 subjects treated for 12 weeks

Screening	PRV-300 or placebo for 12 weeks	Follow-up
Randomization (week 0)	**Endpoints (week 12)** • Primary: Safety • Secondary ○ PK and immunogenicity ○ Endoscopy- mucosal healing ○ Histology- tissue improvement ○ Biomarkers including gene signature	Final safety visit (week 20)

PULSE study initiated in Q1 2018; expect top line data H2 2019

PRV-300: Value Proposition

Anti-TLR3 monoclonal antibody for the interception of moderate to severe ulcerative colitis and potential impact in several other indications

ESTIMATED INVESTMENT

- Total of ~$9 million to generate Phase 1b data

EXPECTED TIMING

- Started enrollment Q1 2018
- Complete enrollment 2019
- Top line data H2 2019

KEY ASSUMPTIONS:

- Market is >$4 billion/year (estimated to be $7 billion/year by 2022)
- Deal economics: no monies up-front
- Expect interest from GI and infectious disease companies
- Attractive life-cycle expansion opportunities
  - High risk influenza and emerging viral diseases (e.g., avian flu)
  - Respiratory syncytial virus (RSV), potentially life-threatening seasonal infection

Interception of SLE and Lupus Nephritis

Targeting early disease before it becomes chronic . . .

Unknown trigger (infection)

Inflammation (Toll-Like Receptor mediated)

Conventional Pharma

Predisposition Susceptibility → **Autoimmune Phenomena** → **Early Onset** → **Full Blown Chronic Disease**

Interception

Predisposition Susceptibility
- Low clearance of immune complexes
- Complement deficiency

Autoimmune Phenomena
- Anti-DNA and other auto- antibodies
- Type I IFN

Early Onset
- Antibodies deposit in kidney
- Tissue damage

Full Blown Chronic Disease
- Complications (nephritis, nephrotic syndrome, renal insufficiency…)

Immune-suppressants, kidney transplant…

PRV-3279

PRV-3279: Intercepting Lupus and Other B Cell-Driven Autoimmune Diseases

Humanized CD32B x CD79B bi-specific (DART®) protein

PRV-3279	SLE	CD32B / CD79B
• Anti-CD32B x CD79B humanized, bi-specific DART® protein • Licensed from MacroGenics • Being developed to intercept the pathophysiology of systemic lupus erythematosus (SLE) and other B cell-driven autoimmune disorders before they become chronic, life-altering conditions	• SLE is a chronic, autoimmune disorder that can affect nearly every major organ system • Leads to inflammation, tissue injury, organ damage, and in some patients, organ failure	• PRV-3279 is expected to boost the negative feedback loop on B cells by engaging the available CD32B and CD79B, providing potential treatment for SLE and other diseases

PRV-3279 can potentially intercept a myriad autoimmune diseases and also reduce the immunogenicity of other therapeutic proteins

PRV-3279: Phase 1b/2a Study in Lupus

Multiple Ascending Dose study in normal healthy volunteers and expansion cohort in lupus patients

- Phase 1b/2a, randomized, double-blind, placebo-controlled study
- Part 1: Phase 1b MAD in normal healthy volunteers:
- Part 2: Phase 2a in lupus



Part 2
IV injections
Follow-up
-4 weeks
0
2
4
6
8
10
12
16
Randomization
Endpoints (Week 12)
Follow Up

Phase 1b/2a expected to commence H2 2019

PRV-3279: Value Proposition

Humanized CD32B x CD79B bi-specific DART® protein for the interception of SLE and other B cell-driven autoimmune diseases

ESTIMATED INVESTMENT

- Total of ~$15 million to generate Phase 1b/2a data

EXPECTED TIMING

- Commence enrollment H2 2019

KEY ASSUMPTIONS:

- Lupus market is >$1.5 billion/year (estimated to be >$3 billion/year by 2025)
- B cell autoimmune disease market is >$3B/year, with multiple orphan diseases
- Deal economics: no monies up-front
- Expect interest from immunology and rare disease companies
- Attractive life-cycle expansion opportunities (potential non-dilutive funding)

Offering Summary

Issuer	Provention Bio, Inc.
Listing / Ticker	Nasdaq / PRVB
Primary Common Shares Offered	Minimum: 10,000,000 Maximum: 12,500,000
Price	$4.00
Shares Outstanding Prior to Offering	10,000,000 common 11,381,999 preferred 21,381,999 proforma common

Use of Proceeds	If the minimum is raised, we will use approximately $26 million for the development of our five product candidates and approximately $10 million for general corporate purposes, which may include the acquisition or in-license of other product candidates.
Lock-up Period	365 days for directors, officers, MDB Capital, and 5% holders; and 180 days for existing Series A Preferred Stock shareholders
Manager	MDB Capital Group LLC
QIU	Dougherty & Company LLC

Historical Financials, Use of Proceeds & Resources

Financial discipline and transparency with investors are critical to our success

Historical Information

- **Balance Sheet:**
  - $15.8 million cash at 3/31/18
- **Income Statement:**
  - Operating loss of ~$5.0 million for the three months ended 3/31/18
  - Operating loss of ~$9.1 million for the year ended 12/31/17

Use of Proceeds

Development Programs: ~$26 million for the development of our product candidates:

- PRV-6527: generate top-line data from Phase 2a trial
- PRV-300: generate top-line data from Phase 1b trial
- PRV-031: commence Phase 3 trial
- PRV-101: file IND and commence Phase 1 trial
- PRV-3279: design Phase 1b/2a trial

General Corporate Purposes: ~$10 million

Resources

- Virtual Company:
  - Significant savings because no costs for office or lab space
- Human resources:
  - 7 full-time employees as of June 1, 2018
  - Plan to add 3 more key hires in next six months
  - New development programs will be "modular"

Recent and Anticipated Milestones

Significant progress to date and key milestones to come

2017	2018	2019	2020-2023
✓ Q2: Series A financing ($28.4M), company launches operations ✓ Q2: Licensed enterovirus vaccine platform from Vactech (PRV-101) ✓ Q2: Licensed oral CSF-1R small molecule inhibitor from Janssen (PRV- 6527) ✓ Q2: Licensed anti-TLR3 monoclonal antibody from Janssen (PRV- 300) ✓ Q2-Q4: Built core team	✓ Q1: Commenced enrollment in PULSE (PRV-300) and PRINCE (PRV-6527) studies ✓ Q2: Acquired rights to rights to teplizumab from MacroGenics (PRV-031) ✓ Q2: In-licensed MGD010 from MacroGenics (PRV-3279) • Q2: Initial Public Offering (anticipated)	• Report PRV-6527 Phase 2a top line data • Report PRV-300 Phase 1b top line data • Initiate PRV-031 Phase 3 study • Initiate PRV-3279 Phase 1b study • File IND for PRV-101	• Initiate PRV-101 Phase 1 study in 1H 2020 and report top line interim results by year-end 2020 • Report PRV-3279 Phase 1b top line data • PRV-031 Phase 3 interim top line data

Building a Groundbreaking Company…

…By Asking Fundamental Questions

Why must millions suffer from chronic disease?

Is there another way?

Is a drug that does not meet an endpoint a failure?

Can value be unlocked by thinking differently?

Is a massive infrastructure needed to build a deep and robust pipeline?

Can it be done more efficiently?


For Them and Millions
of People Like Them
proventionbio
Intercepting and preventing
immune-mediated disease before
it's too late

Ashleigh Palmer, CEO
P.O. Box 666, Oldwick, NJ 08858
APalmer@proventionbio.com
908.336.0360

